                                                                      EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

October 16, 2003



We have read Item 4 included in the Form 8-K dated October 16, 2003 of Citizens First Bancorp, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant's statements in Items 4(a) and 4(b) and have no basis to comment on Item 4(c).

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

copy to:

Marshall J. Campbell
Chairman, President and Chief Executive Officer
Citizens First Bancorp, Inc.